Exhibit No. 11

                        Computation of Per Share Earnings
                      (In thousands, except per share data)
                                   (Unaudited)

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                                                   Three Months Ended August 31,
                                                         1995          1994
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PRIMARY
     Average shares outstanding                          4,761         4,646
     Net effect of dilutive stock options
         based on the modified treasury stock
         method using the average market price              43           178
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         TOTAL                                           4,804         4,824
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     Net income                                         $  935        $  890
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     Net income per share                               $  .19        $  .18
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